Exhibit 99.1

Contacts:
Justine E. Koenigsberg Senior Director, Corporate Communications (617) 349-0271	Daniella M. Lutz Corporate Communications Manager (617) 349-0205

FOR IMMEDIATE RELEASE

TKT Reports Third Quarter 2004 Financial Results

Cambridge, MA, November 9, 2004 – Transkaryotic Therapies, Inc. (Nasdaq: TKTX) today announced its consolidated financial results for the three and nine months ending September 30, 2004.

Total sales of Replagal™ (agalsidase alfa), TKT’s enzyme replacement therapy for Fabry disease, were approximately $19.5 million for the third quarter of 2004, which represents an increase of 28% over the same period in 2003 and 8% over the $18.1 million recorded in the second quarter of 2004. For the nine months ended September 30, 2004, Replagal sales totaled $54.9 million, compared to sales of $41.7 million for the nine months ended September 30, 2003.

Net loss for the third quarter of 2004 was $18.8 million, or $0.54 per share, compared to a net loss of $13.6 million, or $0.39 per share, for the same period in 2003. For the nine months ended September 30, 2004, the net loss was $53.2 million, or $1.53 per share, compared to $60.5 million, or $1.75 per share, for the nine months ended September 30, 2003.

Costs of goods sold in the third quarter of 2004 totaled $3.4 million, or 17% of product sales, compared to $2.8 million, or 18% of product sales, for the corresponding quarter in 2003. For the nine months ended September 30, 2004, cost of goods sold was $8.9 million compared to $11.0 million for the nine months ended September 30, 2003.

Research and development expenses totaled $23.5 million in the third quarter of 2004, compared to $17.9 million for the same period in 2003. For the nine months ended September 30, 2004, research and development expenses totaled $65.7 million, compared to $55.7 million for the same period in 2003. The increase in research and development expenses was primarily due to increased clinical trial and manufacturing costs associated with iduronate-2-sulfatase (I2S), enzyme replacement therapy for Hunter syndrome, and GA-GCB, enzyme replacement therapy for Gaucher disease, as well as contract manufacturing costs for Dynepo™ (epoeitin delta), TKT’s Gene-Activated® erythropoietin product for the treatment of anemia.

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TKT Third Quarter 2004 Results, Page 2

Selling, general and administrative expenses were $10.0 million in the third quarter of 2004, compared to $7.3 million for the same period in 2003. For the nine months ended September 30, 2004, SG&A was $30.9 million, compared to $25.9 million for the nine months ended September 30, 2003. The increase in SG&A was primarily associated with increased sales costs, including incentive compensation, at TKT Europe as well as costs incurred with the U.K. Dynepo patent litigation.

At September 30, 2004, the company had cash and marketable securities of approximately $222.8 million and long-term debt totaling $94 million.

“We are pleased with the continued growth of Replagal in Europe and the progress we have made on our key business goals,” said Michael J. Astrue, President and Chief Executive Officer of TKT.

Program Highlights

Replagal for Fabry Disease
 In October 2004, TKT completed the acquisition of the 20% minority interest in TKT Europe-5S for $61 million in cash. With this purchase, TKT now owns 100% of TKT Europe-5S.

I2S for Hunter Syndrome
 In September 2004, TKT commenced its open-label extension study for I2S. Patients who have completed twelve months of treatment in the pivotal clinical trial, referred to as the AIM study (Assessment of I2S in MPS II) are eligible to cross over into the extension study where all patients will receive I2S. The company intends to report top-line results from the AIM study in the second quarter of 2005. Also during the third quarter, TKT received fast track designation for I2S from the U.S. Food and Drug Administration and a $300,000 grant from the Office of Orphan Drug Products to support the AIM study.

GA-GCB for Gaucher Disease
 In July 2004, TKT closed enrollment in its Phase I/II clinical trial evaluating GA-GCB in 12 patients. The trial is expected to conclude in the second quarter of 2005 and the company expects to report top-line results during the second half of 2005. In October 2004, Professor Ari Zimran, lead investigator of the GA-GCB study, reported preliminary safety findings at the American Society of Human Genetics Annual meeting. Professor Zimran’s findings demonstrated that IV infusions of GA-GCB were well-tolerated by patients in the trial.

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TKT Third Quarter 2004 Results, Page 3

Dynepo for Anemia
 During the quarter, TKT made the strategic decision to pursue a commercial partnership for Dynepo in Europe. TKT also established a master contract manufacturing agreement with Lonza in early August 2004. The company continues to expect a European launch in late 2005 or early 2006. In addition, TKT expects to announce top-line data from a pivotal trial evaluating Dynepo in patients with anemia undergoing cancer chemotherapy in the first half of 2005 and, if the results are positive, to file an amendment to the Dynepo product license and seek to expand the label. In October 2004, the House of Lords affirmed an earlier U.K. decision in favor of TKT in its patent litigation against Kirin-Amgen, Inc.

Upcoming Events
 During the fourth quarter of 2004, TKT will present at the SG Cowen European Health Care Conference being held in Geneva, Switzerland, November 16-17, 2004 and the Wachovia Capital Markets Ten for ‘05 Biotechnology Conference in New York, New York, December 16, 2004. In addition, TKT is scheduled to present at the JPMorgan Health Care Conference being held in San Francisco, California, January 10-13, 2005.

Conference Call and Webcast
 In connection with this announcement, TKT will host a conference call and live webcast today, Tuesday, November 9, 2004, at 10:00 a.m. Eastern Standard Time to discuss these results and the company’s business generally. Participants may access the call by dialing (719) 457-2618. The live webcast may be accessed in the Investor Information section of TKT’s website at www.tktx.com.

A replay of this conference call will be available for two weeks beginning today, November 9, 2004, at 1:00 p.m. Eastern Standard Time, by dialing (719) 457-0820 and using the access code 953576. A replay of the webcast will be archived for one year on the TKT website in the Investor Information section.

About TKT
 Transkaryotic Therapies, Inc. is a biopharmaceutical company primarily focused on researching, developing and commercializing treatments for rare diseases caused by protein deficiencies. Within this focus, the company markets Replagal™, an enzyme replacement therapy for Fabry disease, and is developing treatments for Hunter syndrome and Gaucher disease. Outside its focus on rare diseases, TKT intends to commercialize Dynepo™, its Gene-Activated® erythropoietin product for anemia related to kidney disease, in the European Union. TKT was founded in 1988 and is headquartered in Cambridge, Massachusetts, with additional operations in Europe, Canada and South America. Additional information about TKT is available on the company’s website at http://www.tktx.com.

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TKT Third Quarter 2004 Results, Page 4

Forward-looking Statements

This press release contains forward-looking statements including statements regarding TKT’s development of certain products, including Replagal, I2S, GA-GCB and Dynepo, as well as statements containing the words “believes,” “anticipates,” “plans,” “expects,” “estimates,” “intends,” “should,” “could,” “will,” “may,” and similar expressions. There are a number of important factors that could cause the company’s actual results to differ materially from those indicated by such forward-looking statements, including: whether any of the company’s products will achieve the commercial success anticipated by the company; the timing of submissions to and decisions by regulatory authorities regarding clinical trials and marketing and other applications; whether the FDA, the EMEA and equivalent regulatory authorities will grant marketing approval for the company’s products on a timeline consistent with TKT’s expectations, or at all; whether TKT will be able to complete clinical trials of its products on a timely basis; whether the results of clinical trials will be consistent with the results of earlier clinical trials of the company’s products and warrant submission of applications for regulatory approval for such products to the FDA and equivalent regulatory authorities; whether TKT and its third party manufacturers will be able to complete the manufacturing development necessary to satisfy regulatory requirements on a timeline consistent with TKT’s expectations or at all and to manufacture sufficient quantities of TKT’s products to satisfy both clinical trial requirements and commercial demand, or to manufacture material at all, if approved; the availability and extent of coverage from third party payors and the timing and receipt of reimbursement approvals for the company’s products; whether competing products will reduce any market opportunity that may exist; results of ongoing litigation and the risks of future litigation; whether competitors will be able to limit access to markets in which TKT is attempting to sell Dynepo, through legal maneuvering or otherwise; the need for cash; and other factors set forth under the caption “Certain Factors That May Affect Future Results” in the company’s quarterly report on Form 10-Q filed August 9, 2004, which is on file with the Securities and Exchange Commission and which factors are incorporated herein by reference. While the company may elect to update forward-looking statements at some point in the future, the company specifically disclaims any obligation to do so, even if its expectations change.

Gene-Activated® is a registered trademark and Replagal™ is a trademark of Transkaryotic Therapies,
Inc. Dynepo™ is a trademark of Sanofi-Aventis SA.

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TKT Third Quarter 2004 Results, Page 5

Condensed Consolidated Statements of Operations (unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
(In thousands, except per share amounts)	2004	2003	2004	2003
Product sales	$19,479	$15,185	$54,920	$41,738
License and research revenues	79	1,533	239	1,577

	19,558	16,718	55,159	43,315

Operating expenses:
Cost of goods sold	3,387	2,769	8,907	11,045
Research and development	23,527	17,895	65,674	55,730
Selling, general and administrative	9,984	7,285	30,893	25,863
Restructuring charges	1,257	2,765	3,030	11,324
Intellectual property license expense	—	—	—	1,350

	38,155	30,714	108,504	105,312

Loss from operations before minority interest	(18,597)	(13,996)	(53,345)	(61,997)
Minority interest in net (income)/loss of consolidated subsidiary	23	31	55	(305)

Loss from operations after minority interest	(18,574)	(13,965)	(53,290)	(62,302)
Net interest income	166	417	552	1,834
Loss on disposal of fixed assets	(402)	(5)	(433)	(50)

Net loss	$(18,810)	$(13,553)	$(53,171)	$(60,518)

Basic and diluted net loss per share	$(0.54)	$(0.39)	$(1.53)	$(1.75)

Shares used to compute basic and diluted net loss per share	34,728	34,567	34,665	34,551

Condensed Consolidated Balance Sheets (unaudited)

	September 30,	December 31,
(In thousands)	2004	2003
Cash and marketable securities	$222,883	$180,947
Other current assets	46,932	44,392
Property and equipment, net	62,737	61,908
Other assets	4,846	1,922

Total assets	$337,348	$289,169

Total current liabilities	$27,939	$21,149
Long term liabilities	9,022	9,285
Long term debt	94,000	—
Minority interest	358	413
Total stockholders’ equity	206,029	258,322

Total liabilities and stockholders’ equity	$337,348	$289,169

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